Exhibit 10.1
SEVERANCE AGREEMENT
          THIS SEVERANCE AGREEMENT (“Agreement”) is made and entered into by and between Kevin C. O’Boyle (“Executive”) and NuVasive, Inc. (“Employer”), and inures to the benefit of each of Employer’s current, former and future parents, subsidiaries, related entities, Executive benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, attorneys, Executives and assigns.
RECITALS
     A. Executive has been employed by Employer since January 2003, as its Executive Vice President and Chief Financial Officer since December 2004.
     B. Executive has agreed to resign his employment, and Employer has agreed to accept Executive’s resignation, effective upon the earlier of January 4, 2010, and the start date of the employee hired to replace Executive (with Executive’s last day of employment referred to herein as the “Separation Date”); provided that, with respect to the provision of services to Employer for purposes of continued vesting of existing stock options, the Separation Date shall be no earlier than January 4, 2010. Executive and Employer agree to jointly announce Executive’s resignation on September 2, 2009, or such other date designated by Employer, with the stated cause of the resignation being “personal and family reasons.”
     C. Executive and Employer (collectively, the “Parties”) wish permanently to resolve any and all actual and/or potential disputes between them, including disputes arising out of Executive’s employment with Employer or the cessation of that employment.
          NOW, THEREFORE, for and in consideration of the execution of this Agreement and the mutual covenants contained in the following paragraphs, Employer and Executive agree as follows:
     1. No Admission of Liability. The Parties agree that neither this Agreement, nor performance of the acts required by it, constitute an admission of liability, culpability, negligence or wrongdoing on the part of anyone, and will not be construed for any purpose as an admission of liability, culpability, negligence or wrongdoing by any party and/or by any party’s current, former or future parents, subsidiaries, related entities, predecessors, successors, officers, directors, shareholders, agents, employees and assigns.
     2. Separation Benefit. In consideration of the releases granted by Executive herein, Employer agrees to provide Executive with the following: (a) a lump sum payment in the amount of seven hundred sixty-five thousand dollars ($765,000.00), less applicable withholdings, payable in equal installments over the twelve months following the Separation Date (either monthly or upon regular payroll periods at Employer’s discretion); (b) salary continuation through the remainder of 2009 even if the Separation Date occurs prior to the end of 2009, (c) payment of continuation premiums for Executive to maintain coverage for up to eighteen (18) months (or shorter if Executive receives health benefits from another employer), beginning January 2010, in the event Executive timely elects to continue his participation in Employer’s group health insurance plan beyond the Separation Date, pursuant to the terms of the

Consolidated Omnibus Budget Reconciliation Act (“COBRA”); and (d) the release (the “Employer General Release”) at Section 9, below (collectively referred to herein as the “Separation Benefit”). Executive expressly waives any preexisting right to a severance benefit, including, without limitation, those rights granted in the written amendment signed by Executive and Employer on or around August 5, 2008, as amended to date. Executive acknowledges and agrees that he is not otherwise entitled to the Separation Benefit.
     3. Wages and Vacation Time Paid. Executive acknowledges that he has been paid all wages by Employer, through the Effective Date of this Agreement, and that such receipt has not been conditioned upon the execution of this Agreement.
     4. Protection of Confidential Information. Executive acknowledges that during the course of his employment, he has had ongoing access and exposure to, and has obtained knowledge of Confidential Information belonging to Employer. For purposes of this Agreement, “Confidential Information” means all information that has actual or potential economic value to Employer from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use. Confidential Information includes, among other things, any and all information disclosed to Executive or known by Executive as a consequence of his employment with Employer that is not generally available to the public (unless such information enters the public domain and becomes available to the public through no fault on Executive’s part), about Employer, its finances, operations, business programs, officers, directors, partners, joint ventures, employees, contractors, vendors, suppliers, processes, procedures manuals, computer programs, sales services, research projects, product plans and pipelines, data, accounts, billing methods, pricing, profit margins, sales, statistical data, business methods, systems, plans, internal affairs, legal affairs, potential or existing reorganization plans, clients, transactions with clients, lists of clients’ names and addresses, sales and marketing techniques, any and all information entrusted to Employer by third parties and any and all information defined as a “Trade Secret” under the Uniform Trade Secrets Act. Executive represents and warrants that he is in full compliance with Employer’s Proprietary Information and Inventions Agreement, and will continue to comply with the terms of that agreement. Executive agrees that he will not use, or willfully disclose to any Person, at any time, any Confidential Information (determined as of the Effective Date of this Agreement), except (a) in the normal course of business on behalf of Employer; (b) with the prior written consent of Employer; or (c) to the extent necessary to comply with law or the valid order of a court of competent jurisdiction, in which event Executive shall notify Employer as promptly as practicable (and, if possible, prior to making such disclosure). Executive also agrees to use reasonable efforts to prevent any such prohibited use by any other Person.
     5. Future Cooperation. Executive agrees to cooperate reasonably with Employer, its successors, and all Employer affiliates (including Employer’s outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation, regulatory or administrative actions about which Employer reasonably believes Executive may have knowledge or information. Executive further agrees to make himself available at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Employer’s counsel. Employer shall not utilize this Section to require Executive to make himself available to an extent that it would unreasonably interfere with employment responsibilities that he may have, and shall reimburse Executive for any pre-approved reasonable business travel expenses that he incurs on Employer’s behalf as a result of this Section, after receipt of appropriate documentation consistent with Employer’s business expense reimbursement policy. Executive agrees to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which Employer calls him as a witness. Executive further agrees that he shall not voluntarily provide information to or otherwise cooperate with any individual or private entity that is contemplating or pursuing litigation or any type of action or claim against Employer, its successors or affiliates, or any of their current or former officers, directors, employees, agents or representatives.
     6. Non-Disparagement; Reference. Executive agrees not to disparage Employer, its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation, and Employer agrees to take reasonable steps to ensure that none of its officers and/or directors disparage Executive, in any manner likely to be harmful to his business or personal reputation; provided that each Party may respond accurately and fully to any question, inquiry or request for information when required by legal process. Employer’s Chief Executive Officer agrees to provide Executive with a positive reference, for future employment or board of director opportunities.
     7. Executive’s General Release. In consideration of the benefits provided under this Agreement, including without limitation the Separation Benefit, Executive on his own individual behalf and on behalf of his heirs, executors, administrators, assigns and successors, fully and forever releases and discharges Employer and each of its current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, “Releasees”), with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the signing of this Agreement, arising out of, or in connection with, or resulting from Executive’s employment with Employer, or the cessation of that employment.
     8. Waiver of Employment-Related Claims. Executive understands and agrees that, with the exception of potential employment-related claims identified below, he is waiving and releasing any and all rights or remedies he may have had or now has to pursue against Employer or any of the Releasees for any employment-related causes of action, including without limitation, claims of wrongful discharge, breach of contract (including, without limitation, stock option-related contracts and grants), breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, discrimination, personal injury, physical injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Federal Rehabilitation Act, the Family and Medical Leave Act, the Health Insurance and Portability and Accountability Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Equal Pay Act of 1963, the provisions of the California Labor Code and any other federal, state or local laws and regulations relating to employment, conditions of employment (including wage and hour laws) and/or employment discrimination. Claims not covered by Executive’s release are (i) claims for unemployment insurance benefits, (ii) claims under the California Workers’ Compensation Act (Executive represents, however, that he is not aware of having sustained any work-related injuries), (iii) administrative charges before the U.S. Equal Employment Opportunity Commission (Executive represents, however, that he is not aware of any factual or legal basis for making any such administrative charge), and (iv) claims arising out of the breach of this Agreement. Executive expressly acknowledges that Employer would not enter into this Agreement but for the representation and warranty that Executive is hereby releasing any and all claims of any nature whatsoever, known or unknown, whether statutory or at common law, which Executive now has or could assert directly or indirectly against any of the Releasees (other than as expressly set forth herein).
     9. Employer’s General Release. In consideration of the benefits provided under this Agreement, Employer, on behalf of its current, former and future subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns, fully and forever releases and discharges Executive, his heirs, executors, administrators, assigns and successors, with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the signing of this Agreement, arising out of, or in connection with, or resulting from Executive’s employment with Employer, or the cessation of that employment.
     10. Waiver of Unknown Claims. The Parties expressly waive any and all statutory and/or common law rights they may have to the effect that a General Release does not release unknown claims, including any rights under Section 1542 of the Civil Code of the State of California, which states as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
The Parties expressly agree and understand that the Releases given by them pursuant to this Agreement apply to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which may exist against one another, or any of the other Releasees.
     11. Consideration/Revocation Period. This Agreement is intended to release and discharge any claims by Executive under the Age Discrimination and Employment Act. To satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. section 626(f), the Parties agree as follows:
          (a) Executive acknowledges that he has read and understands the terms of this Agreement.
          (b) Executive acknowledges that he has been advised to consult with independent counsel regarding this Agreement, and that he has received all counsel necessary to willingly and knowingly enter into this Agreement.
          (c) Executive acknowledges that he has been given twenty-one (21) days to consider the terms of this Agreement (the “Consideration Period”), has taken sufficient time to consider whether to execute it, and has chosen to enter into this Agreement knowingly and voluntarily. If Executive does not present an executed copy of this Agreement to Employer’s General Counsel on or before the expiration of the Consideration Period, this Agreement and the offer it contains will lapse.
          (d) For seven (7) days following the execution of this Agreement (should he elect to execute it), Executive may revoke this Agreement by delivering a written revocation to Employer’s General Counsel. This Agreement shall not become effective until the eighth (8th) day after Executive executes and does not revoke it (the “Effective Date”). If Executive either fails to sign the Agreement during the Consideration Period, or revokes it prior to the Effective Date, he shall not receive the Separation Benefit described herein.
     12. Severability. The Parties agree that if any provision of the releases given under this Agreement is found to be unenforceable, it will not affect the enforceability of the remaining provisions and the courts may enforce all remaining provisions to the extent permitted by law.
     13. Confidentiality of Settlement. The Parties promise and agree that, unless compelled by legal process, they will not disclose to others and will keep confidential both the fact of and the terms of this settlement, including the Separation Benefit referred to in this Agreement, except that they may disclose this information to attorneys, accountants and other professional advisors to whom the disclosure is necessary to accomplish the purposes for which they have consulted such professional advisors. Executive expressly promises and agrees that, unless compelled by legal process, he will not disclose to any present or former Executives of Employer the fact or the terms of this Agreement.
     14. Integrated Agreement. The Parties represent and warrant that they are not relying, and have not relied, upon any representations or statements, verbal or written, made by any other with regard to the facts involved in this controversy, or their rights (or asserted rights) arising out of their alleged claims, or the execution and/or terms of this Agreement, except as provided herein. The Parties acknowledge that this Agreement contains the entire agreement between the Parties concerning its subject matter, and further acknowledge and agree that parol evidence shall not be required to interpret the Parties’ intent. The Parties acknowledge the existence of an Indemnification Agreement executed between Executive and Employer Dated March 2, 2004, and further acknowledge that such agreement remains in full force and effect.
     15. Tax Liability/Indemnification. Executive assumes full responsibility for any and all taxes, interest and/or penalties that may ultimately be assessed upon the Separation Benefit hereunder. In the event that any taxing authority seeks to collect taxes, interest and/or penalties from Employer on the Separation Benefit conveyed to Executive under this Agreement, Executive will hold Employer harmless from any and all claims for such taxes, interest and/or penalties and will indemnify Employer against any such claims.
     16. Voluntary Execution. The Parties acknowledge that they have read and understand this Agreement and that they sign it voluntarily and without coercion. The Parties further agree that if any of the facts or matters upon which they relied in signing this Agreement prove to be otherwise, this Agreement will nonetheless remain in full force and effect.

     17. Waiver, Amendment and Modification. The Parties agree that no waiver, amendment or modification of any of the terms of this Agreement shall be effective unless in writing and signed by all parties affected by the waiver, amendment or modification. No waiver of any term, condition or default of any term of this Agreement shall be construed as a waiver of any other term, condition or default.
     18. Counterparts. This Agreement may be signed in counterparts and said counterparts shall be treated as though signed as one document.

Dated: 9/2/09	/s/ Kevin C. O’Boyle
Kevin C. O’Boyle

NuVasive, Inc.
Dated: 9/2/09	/s/ Jason Hannon
By: Jason Hannon
Senior VP, General Counsel and Secretary